                                                                    Exhibit 3.23

                            ARTICLES OF INCORPORATION
                                       OF
                           MELROSE COAL COMPANY, INC.

I.    The undersigned agrees to become a corporation by the name of

                           MELROSE COAL COMPANY, INC.

II.   The existence of this corporation shall be perpetual.

III. The purposes for which this corporation is organized shall include the transaction of any or all lawful business for which corporations may be incorporated in the State of West Virginia.

IV. The principal office of this corporation shall be at 2708 Cranberry Square, Morgantown, West Virginia 26505. The name and address of the person to whom shall be sent notice or process served upon , or service of which is accepted by, the Secretary of State, is James A. Walls, Esquire, 2708 Cranberry Square, Morgantown, West Virginia 26505.

V.    The name and address of the sole incorporator is:

            B. Judd Hartman
            300 Kanawha Boulevard, East
            Charleston, WV  25301

VI. The number of directors constituting the initial Board of Directors of this corporation is one, and the name and address of the person who shall serve as the sole director until the first annual meeting of shareholders or until his successor or successors are elected and qualified is:

            Bruce Sparks
            2708 Cranberry Square
            Morgantown, WV  26505

VII. The bylaws of this corporation, when adopted by the initial Board of Directors, shall provide for a Board of Directors which may consist of any number of persons provided for in said bylaws, or such number of persons as may be determined from time to time by the shareholders.

VIII. The amount of the total authorized capital stock of this corporation shall be One Thousand Dollars ($1,000), which shall be divided in to One Hundred
      (100) shares of the par value of Ten Dollars ($10.00) each, and which shall constitute a single class of shares. The shareholders of this corporation shall not have a preemptive right to subscribe for, purchase, or take any part of any unissued or treasury shares issued or to be issued or sold by this corporation, or any securities of this corporation convertible into shares of this corporation issued or to be issued by it, after its incorporation.

      The undersigned, for the purpose of forming a corporation under the laws of the State of West Virginia, does hereby make and file these Articles of Incorporation, and has accordingly hereunto set his hand this 26th day of December, 1995.


                                    /s/ B. Judd Hartman
                                    -----------------------------
                                    B. Judd Hartman

STATE OF WEST VIRGINIA,

COUNTY OF KANAWHA, ss:

            I, C.A. Baker, a Notary Public in and for the County and State aforesaid, hereby certify that B. Judd Hartman, whose name is signed to the foregoing Articles of Incorporation, bearing date on the 26th day of December, 1995, this day personally appeared before me in my said county and acknowledged his signature to the same.

            Given under my hand and official seal this 26th day of December, 1995.

            My commission expires:   12//23/97     .
                                  -----------------


                                    /s/ C.A. Baker
                                    ---------------------------------
                                    Notary Public

(NOTARIAL SEAL)

           OFFICIAL SEAL
           NOTARY PUBLIC
       STATE OF WEST VIRGINA
             C.A. BAKER
           P.O. Box 2214
  Charleston, West Virginia 25328
My Commission Expires Dec. 23, 1997

The foregoing Articles of Incorporation were prepared by B. Judd Hartman, Esquire, SPILMAN, THOMAS & BATTLE, 300 Kanawha Boulevard, East, Charleston, West Virginia 25301.


                                       3